Exhibit 10.3

FORM OF EMPLOYEE MATTERS AGREEMENT

by and between

ALLIANCE DATA SYSTEMS CORPORATION

and

LOYALTY VENTURES INC.

Dated as of [—]

TABLE OF CONTENTS

		Page
Article 1
Definitions

Section 1.01.	Definitions	1
Article 2
General Allocation of Liabilities; Indemnification

Section 2.01.	Allocation of Employee-Related Liabilities	7
Section 2.02.	Indemnification	9

Article 3
Employees and Contractors; and Employment

Section 3.01.	Transfers of Employment	9
Section 3.02.	Employment Agreements	11
Section 3.03.	Contractors	12
Section 3.04.	Assignment of Specified Rights	12

Article 4
Plans

Section 4.01.	Plan Participation	12
Section 4.02.	Service Credit	13

Article 5
Retirement Plans

Section 5.01.	401(k) Plan	13
Section 5.02.	ADS EDCP	15
Section 5.03.	Section 409A	15

Article 6
Health and Welfare Plans; Paid Time Off and Vacation

Section 6.01.	Cessation of Participation in ADS H&W Plans; Participation in Loyalty Ventures H&W Plans	15
Section 6.02.	Assumption of Health and Welfare Plan Liabilities	15
Section 6.03.	Flexible Spending Account Plan Treatment	16
Section 6.04.	Workers’ Compensation Liabilities	16
Section 6.05.	Vacation and Paid Time Off	16
Section 6.06.	COBRA and HIPAA	17

i

Article 7
Incentive Compensation

Section 7.01.	Incentive Compensation	17

Article 8
Treatment of Outstanding Equity Awards

Section 8.01.	RSUs	18
Section 8.02.	PSUs	19
Section 8.03.	Special LTIP RSU	20
Section 8.04.	Special Achievement RSUs	21
Section 8.05.	Miscellaneous Terms and Actions; Tax Reporting and Withholding	21
Section 8.06.	Employee Stock Purchase Plan	22

Article 9
Personnel Records; Payroll and Tax Withholding

Section 9.01.	Personnel Records	22
Section 9.02.	Payroll; Tax Reporting and Withholding	22

Article 10
Non-U.S. Employees and Employee Plans

Section 10.01.	Special Provisions for Employees and Employee Plans Outside of the United States	23

Article 11
General and Administrative

Section 11.01.	Sharing of Participant Information	23
Section 11.02.	Cooperation	24
Section 11.03.	Vendor Contracts	24
Section 11.04.	Data Privacy	24
Section 11.05.	Notices of Certain Events	25
Section 11.06.	No Third Party Beneficiaries	25
Section 11.07.	Fiduciary Matters	25
Section 11.08.	Consent of Third Parties	26
Section 11.09.	Sponsored Employees	26

Article 12
Non-Solicit and No-Hire

Section 12.01.	No-Hire/Non-Solicitation of Employees	27

Article 13
Miscellaneous

Section 13.01.	General	28

SCHEDULES

Schedule 8.03	Special LTIP RSUs

Schedule 8.04	Special Achievement RSUs

EMPLOYEE MATTERS AGREEMENT

EMPLOYEE MATTERS AGREEMENT dated as of [●], 2021 (as the same may be amended from time to time in accordance with its terms, this “Agreement”), between Alliance Data Systems Corporation, a Delaware corporation (“ADS”), and Loyalty Ventures Inc., a Delaware corporation (“Loyalty Ventures”) (each, a “Party” and together, the “Parties”). Capitalized terms used in this Agreement but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Separation and Distribution Agreement dated as of [•], 2021 by and between the Parties, to which this Agreement is Exhibit [•] (the “Separation Agreement”).

W I T N E S E T H:

WHEREAS, the board of directors of ADS (the “ADS Board”) has determined that it is in the best interests of ADS and its stockholders to separate the Loyalty Ventures Business from the ADS Business;

WHEREAS, Loyalty Ventures is a wholly owned Subsidiary of ADS that has been incorporated for the sole purpose of, and has not engaged in activities except in preparation for, the Distribution and the transactions contemplated by this Agreement, the Separation Agreement and the other Ancillary Agreements;

WHEREAS, pursuant to the Separation Agreement, ADS and Loyalty Ventures have agreed to enter into this Agreement for the purpose of allocating between them assets, liabilities and responsibilities with respect to certain employee matters, including employee compensation and benefit plans and programs; and

WHEREAS, ADS and Loyalty Ventures have agreed that, except as otherwise expressly provided herein, the general approach and philosophy underlying this Agreement is to (a) allocate assets, Liabilities and responsibilities to the Loyalty Ventures Group (as opposed to the ADS Group) to the extent they relate to current or former employees and other service providers primarily related to the Loyalty Ventures Business and (b) allocate assets, Liabilities and responsibilities (other than those described in clause (a) above) to the ADS Group (as opposed to the Loyalty Ventures Group).

NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Separation Agreement, the Parties hereby agree as follows:

Article 1
Definitions

Section 1.01.      Definitions. (a)  For purposes of this Agreement, the following terms shall have the following meanings:

“Adjusted ADS Awards” means, collectively, the Adjusted ADS PSUs and the Adjusted ADS RSUs.

“Adjusted ADS PSU” means any ADS PSU adjusted pursuant to Section 8.02(b) hereto.

“Adjusted ADS RSU” means any ADS RSU adjusted pursuant to Section 8.01(b) hereto.

“ADS 401(k) Plan” means any ADS Plan that is a defined contribution plan intended to qualify under Section 401(a) of the Code.

“ADS Common Stock” has the meaning set forth in the Separation Agreement.

“ADS Compensation Committee” means the compensation committee of the ADS Board.

“ADS Contractor” means each individual independent contractor or consultant (other than a Loyalty Ventures Contractor) of any member of the ADS Group.

“ADS Director” means a member of the ADS Board.

“ADS EDCP” means the Alliance Data Systems Corporation Executive Deferred Compensation Plan, amended and restated effective January 1, 2018.

“ADS Employee” means each individual who, following the Distribution Date, is (a) not a Loyalty Ventures Employee and (b) either (i) actively employed by any member of the ADS Group or (ii) an inactive employee located in the U.S. (including any employee on short- or long-term disability leave or other authorized leave of absence).

“ADS Equity Plans” means, collectively, (a) the Alliance Data Systems Corporation 2020 Omnibus Incentive Plan, and (b) the Alliance Data Systems Corporation 2015 Omnibus Incentive Plan (in each case, together with any successor plans thereto).

“ADS ESPP” means the Alliance Data Systems Corporation 2015 Employee Stock Purchase Plan.

“ADS FSA” means any ADS Plan that is a flexible spending account for health and dependent care expenses.

“ADS Group” has the meaning set forth in the Separation Agreement.

“ADS H&W Plan” means any ADS Plan that is an “employee welfare benefit plan” or “welfare plan” (as defined under Section 3(1) of ERISA). For the avoidance of doubt, ADS FSAs are ADS H&W Plans and the ADS 401(k) Plan is not an ADS H&W Plan.

“ADS Participant” means any individual who is an ADS Employee or ADS Contractor, and any beneficiary, dependent, or alternate payee of such individual, as the context requires.

“ADS Plan” means any Employee Plan (other than a Loyalty Ventures Plan) sponsored, maintained, administered, contributed to or entered into by any member of the ADS Group. For the avoidance of doubt, no Loyalty Ventures Plan is an ADS Plan.

“ADS Post-Distribution Stock Value” means the volume weighted average trading price per share of ADS Common Stock, trading “regular way”, during the five trading days immediately following the Distribution Date.

“ADS Pre-Distribution Stock Value” means the volume weighted average trading price per share of ADS Common Stock, trading “regular way” with “due bills”, during the five trading days immediately prior to the Distribution Date.

“ADS PSU” means each award of restricted stock units with respect to ADS Common Stock granted under the ADS Equity Plan subject to performance-based vesting conditions.

“ADS RSU” means each award of restricted share units with respect to ADS Common Stock granted under the ADS Equity Plan (other than ADS PSUs).

“ADS Specified Rights” means any and all rights to enjoy, benefit from or enforce any and all restrictive covenants, including covenants relating to non-disclosure, non-solicitation, non-competition, confidentiality or Intellectual Property, pursuant to any Employee Plan including any Associate Confidentiality Agreements, covering or with any Loyalty Ventures Employee, Loyalty Ventures Contractor, ADS Employee or ADS Contractor and to which any member of the Loyalty Ventures Group or ADS Group is a party (other than Loyalty Ventures Specified Rights).

“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified in Section 4980B of the Code and Sections 601 through 608 of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Distribution” has the meaning set forth in the Separation Agreement.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Employee Plan” means any (a) “employee benefit plan” as defined in Section 3(3) of ERISA, (b) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (c) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

“Former ADS Employee” means each individual who, as of immediately prior to the Distribution Date, is a former employee of any member of the ADS Group.

“H&W Plan” means any ADS H&W Plan or Loyalty Ventures H&W Plan.

“HIPAA” means the health insurance portability and accountability requirements for “group health plans” under the Health Insurance Portability and Accountability Act of 1996, as amended, together with the rules and regulations promulgated thereunder.

“Liabilities” has the meaning set forth in the Separation Agreement.

“Loyalty Ventures 401(k) Plan” means any Loyalty Ventures Plan that is a defined contribution plan intended to qualify under Section 401(a) of the Code.

“Loyalty Ventures Active Employee” means any individual actively employed primarily with respect to the Loyalty Ventures Business or employed by any member of the Loyalty Ventures Group.

“Loyalty Ventures Assets” has the meaning set forth in the Separation Agreement.

“Loyalty Ventures Awards” means, collectively, the Loyalty Ventures PSUs and the Loyalty Ventures RSUs.

“Loyalty Ventures Board” means the board of directors for Loyalty Ventures.

“Loyalty Ventures Common Stock” has the meaning set forth in the Separation Agreement.

“Loyalty Ventures Compensation Committee” means the compensation committee of the Loyalty Ventures Board.

“Loyalty Ventures Contractor” means each individual independent contractor or consultant who, as of the Distribution Date, primarily provides or provided services with respect to the Loyalty Ventures Business.

“Loyalty Ventures Director” means a member of the Loyalty Ventures Board.

“Loyalty Ventures Employee” means each (a) individual who, as of immediately following the Distribution Date, is (i) a Loyalty Ventures Active Employee or (ii) an inactive employee (including any Loyalty Ventures Inactive Employee) primarily employed with respect to the Loyalty Ventures Business by any member of the Loyalty Ventures Group, but not including any Transferred Loyalty Ventures Employees, or (b) a Transferred Loyalty Ventures Employee.

“Loyalty Ventures Group” has the meaning set forth in the Separation Agreement.

“Loyalty Ventures H&W Plan” means any Loyalty Ventures Plan that is (a) an “employee welfare benefit plan” or “welfare plan” (as defined under Section 3(1) of ERISA) or (b) a similar plan that is sponsored, maintained, administered, contributed to or entered into outside of the United States. For the avoidance of doubt, Loyalty Ventures FSAs are Loyalty Ventures H&W Plans and the Loyalty Ventures 401(k) Plan (once adopted) is not a Loyalty Ventures H&W Plan.

“Loyalty Ventures Inactive Employee” means any individual who is (i) on an approved leave of absence and (ii) receiving long-term or short-term disability benefits under an ADS H&W Plan who is employed primarily with respect to the Loyalty Ventures Business or employed by any member of the Loyalty Ventures Group.

“Loyalty Ventures Participant” means any individual who is a Loyalty Ventures Employee or Loyalty Ventures Contractor, and any beneficiary, dependent, or alternate payee of such individual, as the context requires.

“Loyalty Ventures Plan” means any Employee Plan that (a) is or was sponsored, maintained, administered, contributed to or entered into by any member of the Loyalty Ventures Group, whether before, as of or after the Distribution Date or (b) for which Liabilities transfer to any member of the Loyalty Ventures Group under this Agreement or pursuant to applicable Law as a result of the Distribution.

“Loyalty Ventures Specified Rights” means any and all rights to enjoy, benefit from or enforce any and all restrictive covenants, including covenants relating to non-disclosure, non-solicitation, non-competition, confidentiality or Intellectual Property, applicable or related, in whole or in part, to the Loyalty Ventures pursuant to any Employee Plan, including any Associate Confidentiality Agreements, covering or with any Loyalty Ventures Employee or Loyalty Ventures Contractor and to which any member of the Loyalty Ventures Group or ADS Group is a party; provided that, with respect to any Intellectual Property existing, conceived, created, developed or reduced to practice prior to the Distribution Date, the foregoing rights to enjoy, benefit from or enforce any restrictive covenants related to Intellectual Property is limited to those restrictive covenants related to Intellectual Property included in the Loyalty Ventures Assets.

“Loyalty Ventures Stock Value” means the volume weighted average trading price per share of Loyalty Ventures Common Stock, trading “regular way”, during the five trading days immediately following the Distribution Date.

“Non-U.S. Loyalty Ventures Active Employee” means any Loyalty Ventures Active Employee who is not a U.S. Loyalty Ventures Active Employee.

“Non-U.S. Loyalty Ventures Participant” means any Loyalty Ventures Participant who is not a U.S. Loyalty Ventures Participant.

“Record Date” has the meaning set forth in the Separation Agreement.

“Restricted Period” means the period beginning on [the Distribution Date and ending on the date that the Transition Services Agreement is terminated].

“Special Achievement RSUs” means the ADS RSUs listed on Schedule 8.04.

“Sponsored Employee” means any Loyalty Ventures Employee set forth on Schedule 1.01(a)(ii) who is working on a visa or work permit sponsored by ADS or an ADS Group member as of immediately prior to the Distribution Date.

“Transferred Loyalty Ventures Employee” means any individual who, upon mutual agreement of the Parties, transfers employment from the ADS Group to the Loyalty Ventures Group following the Distribution Date (whether in connection with any Ancillary Agreement or otherwise).

“U.S. Loyalty Ventures Active Employee” means any Loyalty Ventures Active Employee employed or engaged in the United States.

“U.S. Loyalty Ventures Inactive Employee” means any Loyalty Ventures Inactive Employee employed or engaged in the United States.

“U.S. Loyalty Ventures Participant” means any Loyalty Ventures Participant employed or engaged in the United States.

(b)            Each of the following terms is defined in the Section set forth opposite such term:1

Term	Section
ADS	Preamble
ADS Board	Preamble
ADS Bonus Plan	Section 7.01
ADS Retained Employee Liabilities	Section 2.01(a)
2021 ADS Cash Bonuses	Section 7.01
2021 Loyalty Ventures Cash Bonuses	Section 7.01
Delayed Transfer Period	Section 3.01(b)
Estimated Prorated Bonus Amount	Section 7.01
Final Liquidation Date	Section 5.01(c)
Loyalty Ventures	Preamble
Loyalty Ventures Assumed Employee Liabilities	Section 2.01(b)
Loyalty Ventures Bonus Plan	Section 7.01
Loyalty Ventures Equity Plan	Section 8.05(a)
Loyalty Ventures FSAs	Section 6.03
Loyalty Ventures PSU	Section 8.02(c)(i)(B)
Loyalty Ventures PSU Replacement Award	Section 8.02(a)
Loyalty Ventures RSU	Section 8.01(a)
Loyalty Ventures RSU Replacement Award	Section 8.01(a)
Loyalty Ventures Special Awards	Section 8.04
Personnel Records	Section 9.01
Retirement Eligible Employee	Section 8.03
Special LTIP RSU	Section 8.03
Transition Date	Section 6.01(a)
Vendor Contract	Section 11.03

Article 2
General Allocation of Liabilities; Indemnification

Section 2.01.      Allocation of Employee-Related Liabilities.

(a)            Subject to the terms and conditions of this Agreement, effective as of the Distribution Date, ADS shall, or shall cause the applicable member of the ADS Group to, assume and retain, and no member of the Loyalty Ventures Group shall have any further obligation with respect to, any and all Liabilities (i) relating to, arising out of or in respect of any ADS Participant or any ADS Plan, in each case, other than any Loyalty Ventures Assumed Employee Liabilities (as defined below), or (ii) attributable to actions expressly specified to be taken by any member of the ADS Group under this Agreement, in each case, (x) whether arising before, on or after the Distribution Date, (y) whether based on facts occurring before, on or after the Distribution Date and (z) irrespective of which Person such Liabilities are asserted against or which Person such Liabilities attached to as a matter of applicable Law or contract or (iii) expressly assumed or retained, as applicable, by any member of the ADS Group pursuant to this Agreement (collectively, “ADS Retained Employee Liabilities”). For the avoidance of doubt, all ADS Retained Employee Liabilities are ADS Liabilities for purposes of the Separation Agreement.

1 Note to Draft: To be updated.

(b)            Subject to the terms and conditions of this Agreement, effective as of the Distribution Date, Loyalty Ventures shall, or shall cause the applicable member of the Loyalty Ventures Group to, assume, and no member of the ADS Group shall have any further obligation with respect to, any and all Liabilities (i) relating to, arising out of or in respect of any Loyalty Ventures Participant or any Loyalty Ventures Plan or (ii) attributable to actions expressly specified to be taken by any member of the Loyalty Ventures Group under this Agreement, in each case, (x) whether arising before, on or after the Distribution Date, (y) whether based on facts occurring before, on or after the Distribution Date and (z) irrespective of which Person such Liabilities are asserted against or which Person such Liabilities attached to as a matter of applicable Law or contract (collectively, “Loyalty Ventures Assumed Employee Liabilities”), including without limitation:

(i)            employment, separation or retirement agreements or arrangements to the extent applicable to any Loyalty Ventures Participant;

(ii)          wages, salaries, incentive compensation, commissions, bonuses and other compensation payable to any Loyalty Ventures Participants, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses and other compensation are or may have been earned;

(iii)          severance or similar termination-related pay or benefits applicable to any Loyalty Ventures Participant relating to the termination or alleged termination of any Loyalty Ventures Participant’s employment or service with the Loyalty Ventures Group or ADS Group that occurs prior to, at or after the Distribution;

(iv)          workers’ compensation and unemployment compensation benefits for all Loyalty Ventures Participants;

(v)           change in control, transaction bonus, retention and stay bonuses payable to any Loyalty Ventures Participants;

(vi)          any applicable Law (including ERISA and the Code) to the extent related to participation by any Loyalty Ventures Participant in any Employee Plan;

(vii)            any Actions, allegations, demands, assessments, settlements or judgments relating to or involving any Loyalty Ventures Participant (including, without limitation, those relating to labor and employment, wages, hours, overtime, employee classification, hostile workplace, civil rights, discrimination, harassment, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers’ compensation, continuation coverage under group health plans, wage payment, hiring practice and the payment and withholding of Taxes);

(viii)            any costs or expenses incurred in designing, establishing and administering any Loyalty Ventures Plans or payroll or benefits administration for Loyalty Ventures Participants;

(ix)            the employer portion of any employment, payroll or similar Taxes relating to any of the foregoing for any Loyalty Ventures Participant; and

(x)            any Liabilities expressly assumed or retained, as applicable, by any member of the Loyalty Ventures Group pursuant to this Agreement.

For the avoidance of doubt, all Loyalty Ventures Assumed Employee Liabilities are Loyalty Ventures Liabilities for purposes of the Separation Agreement.

Section 2.02.      Indemnification. For the avoidance of doubt, the provisions of Article 5 of the Separation Agreement shall apply to and govern the indemnification rights and obligations of the parties with respect to the matters addressed by this Agreement.

Article 3
Employees and Contractors; and Employment

Section 3.01.      Transfers of Employment.

(a)            Effective as of the Distribution Date, (i) the employment of each Non-U.S. Loyalty Ventures Active Employee, to the extent employed at such time, will be continued by a member of the Loyalty Ventures Group, (ii) the employment of each ADS Employee, to the extent employed at such time, will be continued by a member of the ADS Group and (iii) each U.S. Loyalty Ventures Active Employee shall remain employed by a member of the ADS Group through the Distribution Date, and, immediately following the Distribution Date, shall terminate employment with the ADS Group and shall immediately commence employment with a member of the Loyalty Ventures Group and shall be treated as a Loyalty Ventures Employee for all purposes pursuant to this Agreement. Before the Distribution Date, ADS and Loyalty Ventures shall cooperate in good faith to transfer the employment of each Non-U.S. Loyalty Ventures Employee from the ADS Group to the Loyalty Ventures Group, and the parties shall use their reasonable best efforts to cause all such transfers of employment to occur no later than the Distribution Date; provided however, that the parties agree to mutually cooperate to transfer the employment of any Transferred Loyalty Ventures Employees to the Loyalty Ventures Group as soon as possible following the Distribution Date and, unless as otherwise contemplated in connection with the Transition Services Agreement, in no event later than the expiration of the Delayed Transfer Period.

(b)            Notwithstanding anything to the contrary in this Agreement, each Loyalty Ventures Employee who, as of the Distribution Date, is a U.S. Loyalty Ventures Inactive Employee will continue to be employed by a member of the ADS Group until such individual returns to active service. Upon a U.S. Loyalty Ventures Inactive Employee’s return to active service, Loyalty Ventures will make an offer of employment to such U.S. Loyalty Ventures Inactive Employee on terms and conditions of employment consistent with (A) this Agreement and (B) the terms and conditions of employment applicable to such U.S. Loyalty Ventures Inactive Employee at such time; provided, that such U.S. Loyalty Ventures Inactive Employee returns to active service within 18 months following the Distribution Date (such period, the “Delayed Transfer Period”). For the avoidance of doubt, (x) immediately following the Distribution Date, the employment of each Loyalty Ventures Employee located in the U.S. (other than any U.S. Loyalty Ventures Inactive Employee) who is on an approved leave of absence (including parental, military or other authorized leave of absence) will continue with or be transferred to, as applicable, the Loyalty Ventures Group in accordance with Section 3.01(a) and (y) all costs relating to any compensation, benefits, severance or other employment-related costs in respect of U.S. Loyalty Ventures Inactive Employees will constitute Loyalty Ventures Assumed Employee Liabilities.

(c)            When required, each of the parties hereto agrees to execute, and to use their reasonable best efforts to have the applicable employees execute, any such documentation or consents as may be necessary or desirable to reflect or effectuate any such assignments or transfers contemplated by this Section 3.01.

(d)            Except as otherwise provided under the Transition Services Agreement, effective as of the Distribution Date, (i) Loyalty Ventures shall adopt or maintain, and shall cause each member of the Loyalty Ventures Group to adopt or maintain, leave of absence programs and (ii) Loyalty Ventures shall honor, and shall cause each member of the Loyalty Ventures Group to honor, all terms and conditions of authorized leaves of absence which have been granted to any Loyalty Ventures Participant before the Distribution Date, including such leaves that are to commence on or after the Distribution Date.

Except as provided in Section 8.05(i), with respect to any Delayed Transfer Employee, references to the “Distribution Date” in this Agreement, as applicable, shall in each case be deemed to refer to the date such Delayed Transfer Employee commences employment with the Loyalty Ventures Group, mutatis mutandis, if later.

Section 3.02.      Employment Agreements.

(a)            With respect to any employment, retention, severance, restrictive covenant or similar agreements with Loyalty Ventures Employees to which a member of the Loyalty Ventures Group is not a party, or which do not otherwise transfer to a Loyalty Ventures Group member by operation of applicable Law, the Parties shall use reasonable best efforts to assign, effective on or before the Distribution Date (or, with respect to Delayed Transfer Employee, effective as of the applicable Delayed Transfer Date) the applicable employment, retention, severance, restrictive covenant or similar agreement, as applicable, to a member of the Loyalty Ventures Group in the applicable jurisdiction, and Loyalty Ventures shall, or shall cause a member of the Loyalty Ventures Group to assume and perform such agreements in accordance with their terms, in each case as if originally entered into by such applicable member of the Loyalty Ventures Group, and the ADS Group shall cease to have any Liabilities or responsibilities with respect thereto; provided, however, that this Section 3.02(a) shall not apply to any employment, retention, severance, restrictive covenant or similar agreements with any Loyalty Ventures Employees who are employed in a jurisdiction outside of the United States in which the Parties do not intend for such agreements to be transferred to the Loyalty Ventures Group.

(b)            With respect to any employment, retention, severance, restrictive covenant or similar agreements with ADS Employees to which a member of the ADS Group is not a party, or which do not otherwise transfer to an ADS Group member by operation of applicable Law, the Parties shall use reasonable best efforts to assign, effective on or before the Distribution Date (or, with respect to Delayed Transfer Employee, effective as of the applicable Delayed Transfer Date) the applicable employment, retention, severance, restrictive covenant or similar agreement, as applicable, to a member of the ADS Group in the applicable jurisdiction, and ADS shall, or shall cause a member of the ADS Group to assume and perform such agreements in accordance with their terms, in each case as if originally entered into by such applicable member of the ADS Group, and the Loyalty Ventures Group shall cease to have any Liabilities or responsibilities with respect thereto; provided, however, that this Section 3.02(b) shall not apply to any employment, retention, severance, restrictive covenant or similar agreements with any ADS Employees who are employed in a jurisdiction outside of the United States in which the Parties do not intend for such agreements to be transferred to the ADS Group.

(c)            From and after the Distribution Date (or, if applicable, the Delayed Transfer Date), each of ADS and Loyalty Ventures hereby agrees to comply with and honor any employment, services, retention or severance agreement between any member of the ADS Group or the Loyalty Ventures Group, as the case may be, on the one hand, and any ADS Employee or ADS Contractor or Loyalty Ventures Employee or Loyalty Ventures Contractor, respectively, on the other hand, and assumes responsibility for, and, to the extent applicable, Loyalty Ventures or the relevant member of the Loyalty Ventures Group and ADS or the relevant member of the ADS Group, respectively, shall cease to be responsible for or to otherwise have any Liability in respect of, such agreements.

Section 3.03.      Contractors. With respect to any independent contractor or consulting agreements with Loyalty Ventures Contractors or ADS Contractors to which a Loyalty Ventures Group member or an ADS Group member, respectively, is not a party, or which do not otherwise transfer to a Loyalty Ventures Group member or an ADS Group member, respectively, by operation of applicable Law, the parties shall use reasonable best efforts to assign the applicable agreements to a member of the Loyalty Ventures Group or a member of the ADS Group, as applicable, in the applicable jurisdiction, and Loyalty Ventures or ADS, as applicable, shall, or shall cause a member of the Loyalty Ventures Group or a member of the ADS Group, respectively, to assume and perform any obligations under such independent contractor and consulting agreements.

Section 3.04.      Assignment of Specified Rights. To the extent permitted by applicable Law and the applicable agreement, if any, effective as of the Distribution Date, (i) ADS hereby assigns, to the maximum extent possible, on behalf of itself and the ADS Group, the Loyalty Ventures Specified Rights, to Loyalty Ventures and (ii) Loyalty Ventures hereby assigns, to the maximum extent possible, on behalf of itself and the Loyalty Ventures Group, the ADS Specified Rights, to ADS.

Article 4
Plans

Section 4.01.      Plan Participation.

(a)            Except as otherwise expressly provided in this Agreement and subject to any provisions of the Transition Services Agreement, effective as of immediately following the Distribution Date, (i) (x) all Loyalty Ventures Participants shall cease any participation in, and benefit accrual under, ADS Plans other than the ADS H&W Plans (where participation will continue until the Transition Date), and (y) to the extent applicable, all members of the Loyalty Ventures Group shall cease to be participating employers under the ADS Plans and, (ii) to the extent applicable, (x) all ADS Participants shall cease any participation in, and benefit accrual under, Loyalty Ventures Plans and (y) all members of the ADS Group shall cease to be participating employers under the Loyalty Ventures Plans. Prior to the Distribution Date, ADS and Loyalty Ventures shall take all actions necessary to effectuate the actions contemplated by this Section 4.01 and to cause (A) except as otherwise set forth in the Transition Services Agreement, the applicable Loyalty Ventures Group member to have in effect such corresponding Loyalty Ventures Plan as of the Distribution Date, (B) the applicable Loyalty Ventures Group Member to assume or retain all Liabilities with respect to each Loyalty Ventures Plan and the applicable ADS Group member to assume or retain all Liabilities with respect to each ADS Plan, in each case, effective as of the Distribution Date and (C) all assets of any Loyalty Ventures Plan to be transferred to or retained by the applicable Loyalty Ventures Group member in the applicable jurisdiction and all assets of any ADS Plan to be transferred to or retained by the applicable ADS Group member in the applicable jurisdiction, in each case, effective as of the Distribution Date. Effective as of the Distribution Date, ADS shall not be considered a fiduciary for any Loyalty Ventures Plans.

(b)            The Parties agree that, to the extent the terms of this Agreement do not expressly prescribe the treatment of any specific compensation or benefits matter (including, without limitation, regarding the treatment of participation in any Employee Plans or the allocation of any Liabilities hereunder) applicable to any Delayed Transfer Employee, as the case may be, the Parties will reasonably cooperate in good faith to cause such matter to be treated in a manner consistent with the corresponding treatment provided under this Agreement of such matter as applicable to any Delayed Transfer Employee, respectively (or, if no such corresponding treatment is provided under the terms of this Agreement, then such matter shall otherwise be treated in accordance with the general approach and philosophy regarding the allocation of assets and Liabilities under the terms of this Agreement, as expressly set forth in the recitals to this Agreement).

Section 4.02.      Service Credit. From and after the Distribution Date, for purposes of determining eligibility to participate, vesting and benefit accrual under any Loyalty Ventures Plan in which a Loyalty Ventures Employee is eligible to participate on and following the Distribution Date, such Loyalty Ventures Employee’s service with any member of the ADS Group or the Loyalty Ventures Group, as the case may be, prior to the Distribution Date shall be treated as service with the Loyalty Ventures Group, to the extent recognized by the ADS Group or the Loyalty Ventures Group, as applicable, under an analogous ADS Plan or Loyalty Ventures Plan, as applicable, prior to the Distribution Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits.

Article 5
Retirement Plans

Section 5.01.      401(k) Plan.

(a)            Effective as of the Distribution Date, each Loyalty Ventures Participant who participates in the ADS 401(k) Plan immediately prior to the Distribution Date (i) will cease active participation in the ADS 401(k) Plan as of the Distribution Date, (ii) will be treated as a terminated participant for purposes of the ADS 401(k) Plan and (iii) upon the establishment of the Loyalty Ventures 401(k) Plan following the Distribution Date, will become eligible to participate in the Loyalty Ventures 401(k) Plan.

(b)            From and after the Distribution Date, the applicable member of the Loyalty Ventures Group shall be responsible for the administration of the Loyalty Ventures 401(k) Plan, and no member of the ADS Group shall have any Liability or obligation (including any administration or fiduciary obligation) with respect to the Loyalty Ventures 401(k) Plan.

(c)            Effective as of the Distribution Date, other than as a result of the Distribution, participants in the ADS 401(k) Plan shall not be permitted to purchase additional shares of Loyalty Ventures Common Stock under the ADS 401(k) Plan. Participants shall be permitted to sell shares of Loyalty Ventures Common Stock received as a result of the Distribution at their discretion until October 27, 2022. The remaining shares of Loyalty Ventures Common Stock received as a result of the Distribution shall be liquidated on the earlier of (i) November 1, 2022, (ii) the date the Loyalty Ventures Common Stock ceases to be readily tradable on an established securities market and (iii) the applicable effective date for the liquidation set forth in a ruling by the Supreme Court of the United States, or by any other court of applicable jurisdiction, to the effect that the ERISA duty of diversification would require the diversification of each investment option offered under a defined contribution plan or otherwise require the divestiture of any single-stock fund other than a fund of employer stock (the “Final Liquidation Date”). Proceeds from the sale of shares of Loyalty Ventures Common Stock in accordance with the immediately preceding sentence will be invested pro rata according to the Participant’s investment election on file for new contributions to the ADS 401(k) Plan. If the participant has no investment election on file, the ADS Investment Committee shall direct the plan recordkeeper to direct proceeds to the ADS 401(k) Plan’s Qualified Default Alternative Investment (QDIA). In the event that Loyalty Ventures posts a dividend during the period between the Distribution and Final Liquidation Date, the ADS 401(k) Plan will not purchase additional shares of Loyalty Ventures Common Stock, and any cash amounts received in respect of such dividends will follow the participant investment elections for new contributions to the ADS 401(k) Plan. If the participant has no investment election on file, the ADS Investment Committee shall direct the plan recordkeeper to direct proceeds to the ADS 401(k) Plan’s Qualified Default Alternative Investment (QDIA). ADS shall assume sole responsibility for ensuring that the ADS 401(k) Plan is maintained in compliance with applicable Laws with respect to holding Loyalty Ventures Common Stock and shares of ADS Common Stock. Shares of Loyalty Ventures Common Stock shall not be permitted to be distributed in-kind, in a lump sum or through periodic distributions of Loyalty Ventures Common Stock, and will only be permitted to be paid in cash; provided that direct rollovers will be permitted as allowed by the ADS 401(k) plan in the form of payment in cash.

Section 5.02.      ADS EDCP. Effective as of the Distribution Date, each Loyalty Ventures Participant who participates in the ADS EDCP as of immediately prior to the Distribution Date will cease active participation in the ADS EDCP. For the avoidance of doubt, from and after the Distribution Date, each Loyalty Ventures Participant shall not actively participate in the ADS EDCP, but will continue to accrue additional interest for the duration of any waiting period prior to distribution of the applicable account balance. To the maximum extent permitted by Section 409A of the Code, a Loyalty Ventures Participant shall be considered to have undergone a “separation from service” for purposes of Section 409A of the Code and the ADS EDCP in connection with the Distribution, and, following the Distribution Date, any amounts deferred pursuant to the ADS EDCP shall be treated as prescribed by the terms of the ADS EDCP, including with respect to a “separation from service”.

Section 5.03.      Section 409A. The parties shall cooperate in good faith so that the transactions contemplated by this Agreement and the Separation Agreement will not result in adverse tax consequences under Section 409A of the Code to any Loyalty Ventures Participant, in respect of their benefits under any Employee Plan.

Article 6
Health and Welfare Plans; Paid Time Off and Vacation

Section 6.01.      Cessation of Participation in ADS H&W Plans; Participation in Loyalty Ventures H&W Plans.

(a)            Notwithstanding anything to the contrary in Section 4.01, Loyalty Ventures Participants in the United States shall continue to participate in ADS H&W Plans pursuant to the terms of a Transition Services Agreement and Loyalty Ventures Participants shall cease to participate in ADS H&W Plans following December 31, 2021 (the “Transition Date”).

(b)            Effective as of the Transition Date, Loyalty Ventures shall cause Loyalty Ventures Participants who participate in an ADS H&W Plan immediately prior to the Transition Date to be eligible to enroll in a corresponding Loyalty Ventures H&W Plan.

(c)            Subject to the terms of the applicable Loyalty Ventures H&W Plan and applicable Law, Loyalty Ventures shall use its reasonable best efforts to waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Loyalty Ventures Participants under any Loyalty Ventures H&W Plan in which any such Loyalty Ventures Participant may be eligible to participate on or after the Transition Date to the extent that such conditions, exclusions and waiting periods are not applicable to or had been previously satisfied by any such Loyalty Ventures Participant under the corresponding ADS H&W Plans.

Section 6.02.      Assumption of Health and Welfare Plan Liabilities. Subject to Section 6.01, effective as of the Transition Date, all Liabilities relating to, arising out of, or resulting from health and welfare coverage or claims incurred on or after the Transition Date by each Loyalty Ventures Participant under the ADS H&W Plans shall be Liabilities of the ADS Group. Notwithstanding anything to the contrary contained herein, subject to Section 6.01, any and all costs, expenses or Liabilities relating to participation by Loyalty Ventures Participants in the ADS H&W Plans during the Delayed Transfer Period shall be reimbursed by Loyalty Ventures to the ADS Group in accordance with the terms of the Transition Services Agreement and all costs, expenses or Liabilities relating to Loyalty Ventures Participants located primarily in the U.S. shall be retained by the ADS Group during the period covered by the Transition Services Agreement. For the avoidance of doubt, subject to Section 6.03, (a) all Liabilities arising under (i) any ADS H&W Plan with respect to Loyalty Ventures Participants or (ii) any Loyalty Ventures H&W Plan and (b) all Liabilities arising out of, relating to or resulting from the cessation of a Loyalty Ventures Participant’s participation in any ADS H&W Plan and transfer to a Loyalty Ventures H&W Plan as set forth herein (including any Actions or claims by any Loyalty Ventures Participants related thereto) shall, in each case, be Loyalty Ventures Assumed Employee Liabilities.

Section 6.03.      Flexible Spending Account Plan Treatment. Each Loyalty Ventures Participant shall continue to participate in the ADS FSA in accordance with its existing terms as contemplated by the Transition Services Agreement through December 31, 2021 (the grace period permitted by plan design shall end on March 31, 2022 for service dates through December 31, 2021). The Loyalty Ventures Participants shall continue to make contributions during 2021 in accordance with their elections as of the Distribution Date and shall otherwise participate on the same terms and conditions as of prior to the Distribution Date. Effective as of January 1, 2022, Loyalty Ventures intends to establish a flexible spending account plan for health and dependent care expenses (“Loyalty Ventures FSA”).

Section 6.04.      Workers’ Compensation Liabilities. Unless as otherwise expressly provided in the Separation Agreement, effective as of the Distribution Date, all workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by any Loyalty Ventures Participant that result from an accident or from an occupational disease, regardless of whether incurred before, on or after the Distribution Date, shall be assumed by Loyalty Ventures and shall constitute Loyalty Ventures Assumed Employee Liabilities. The parties shall cooperate with respect to any notification to appropriate governmental agencies of the disposition and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and contracts governing the handling of claims.

Section 6.05.      Vacation and Paid Time Off. Effective as of the Distribution Date, the applicable Loyalty Ventures Group member shall recognize and assume all Liabilities with respect to vacation, holiday, sick leave, paid time off, floating holidays, personal days and other paid time off with respect to Loyalty Ventures Participants accrued on or prior to the Distribution Date, and Loyalty Ventures shall credit each such Loyalty Ventures Participant with such accrual; provided, that if any such vacation or paid time off is required under applicable Law to be paid out to the applicable Loyalty Ventures Participant in connection with the Distribution, such payment will be made by Loyalty Ventures as of the Distribution Date, and Loyalty Ventures will credit such Loyalty Ventures Participant with unpaid vacation time or paid time off in respect thereof; it being understood that any amount of vacation or paid time off required to be paid out in connection with the Distribution shall constitute Loyalty Ventures Assumed Employee Liabilities.

Section 6.06.      COBRA and HIPAA.

(a)            The ADS Group shall administer the ADS Group’s compliance with the health care continuation coverage requirements of COBRA, the certificate of creditable coverage requirements of HIPAA and the corresponding provisions of the ADS H&W Plans with respect to Loyalty Ventures Participants who incur a COBRA “qualifying event” occurring on or before the Transition Date; provided that, for the avoidance of doubt, any Liabilities related thereto shall constitute Loyalty Ventures Assumed Employee Liabilities.

(b)            Loyalty Ventures shall be solely responsible for all Liabilities incurred pursuant to COBRA and for administering, at Loyalty Ventures’ expense, compliance with the health care continuation coverage requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the Loyalty Ventures H&W Plans with respect to Loyalty Ventures Participants who incur a COBRA “qualifying event” that occurs at any time after the Transition Date.

(c)            The parties agree that neither the Distribution nor any assignment or transfer of the employment or services of any employee or individual independent contractor as contemplated under this Agreement shall constitute a COBRA “qualifying event” for any purpose of COBRA.

Article 7
Incentive Compensation

Section 7.01.      Incentive Compensation. Each Loyalty Ventures Participant participating in any ADS Plan that is a cash bonus or cash incentive plan (each, an “ADS Bonus Plan”) as of immediately prior to the Distribution Date shall, as of the Distribution Date, transfer to a Loyalty Ventures Plan that is a cash bonus or cash incentive plan (each, a “Loyalty Ventures Bonus Plan”) relating to the Loyalty Ventures 2021 fiscal year (the “2021 Loyalty Ventures Cash Bonuses”), but shall be credited with service for any time the Loyalty Ventures Participant provided services to ADS or the ADS Group between January 1, 2021 and the Distribution Date. Any 2021 Loyalty Ventures Cash Bonuses that are earned and payable to Loyalty Ventures Participants under such Loyalty Ventures Bonus Plans will be paid by Loyalty Ventures in accordance with the terms of the applicable Loyalty Ventures Bonus Plan (including terms relating to the timing of payment); provided that at or following the Distribution Date, ADS shall determine the amount that would be payable to Loyalty Ventures Participants pursuant to the terms of an ADS Bonus Plan for the period beginning on January 1, 2021 and ending on the Distribution Date and, within thirty (30) days following the Distribution Date, will pay such amount to Loyalty Ventures (the “Estimated Prorated Bonus Amount”). To the extent that following the end of the Loyalty Ventures 2021 fiscal year it is determined that the amount of the 2021 Loyalty Ventures Cash Bonuses attributable to the period prior to the Distribution Date is (i) greater than the Estimated Prorated Bonus Amount, ADS shall reimburse Loyalty Ventures for any such excess amount and (ii) less than the Estimated Prorated Bonus Amount, Loyalty Ventures shall reimburse ADS for any such amount.

Article 8
Treatment of Outstanding Equity Awards

Section 8.01.      RSUs.

(a)            Loyalty Ventures Participants.

(i)            ADS RSUs Granted More Than a Year Prior. Effective as of three (3) Business Days prior to the Record Date, each ADS RSU that (i) is outstanding as of three (3) Business Days prior to the Record Date, (ii) was granted more than one year prior to such date and (iii) held by a Loyalty Ventures Participant shall immediately vest and be settled in shares of ADS Common Stock to be credited to such Loyalty Ventures Participant’s account prior to the Record Date .

(ii)            ADS RSUs Granted Less Than a Year Prior. Effective as of the Distribution Date, each ADS RSU (other than the Special Equity RSUs or Special Cash LTIP RSUs (each as defined below)) that (i) is outstanding immediately prior to the Distribution Date, (ii) was granted less than one year prior to such date and (iii) held by a Loyalty Ventures Participant, shall be forfeited and, as soon as reasonably practicable following the Distribution Date, shall be replaced with (A) a new award (the “Loyalty Ventures RSU Replacement Award”) with a grant date fair value (as determined by the Loyalty Ventures Compensation Committee) equal to 75% of the value of the ADS RSU, with (x) one half of such Loyalty Ventures RSU Replacement Award to be granted as a restricted stock unit award with respect to Loyalty Ventures Common Stock (the “Loyalty Ventures RSU”) that has a grant date fair value (as determined by the Loyalty Ventures Compensation Committee) equal to 50% of the value of the Loyalty Ventures RSU Replacement Award, with the number of shares of Loyalty Ventures Common Stock relating to such Loyalty Ventures RSU to be determined by the Loyalty Ventures Compensation Committee, taking the ADS Pre-Distribution Stock Value multiplied by the number of ADS RSUs and divided by the Loyalty Ventures Stock Value, with any fractional shares rounded up to the nearest whole number of shares and (y) a long-term cash incentive award equal to 50% of the value of the Loyalty Ventures RSU Replacement Award to be determined by the Loyalty Ventures Compensation Committee, taking the ADS Pre-Distribution Stock Value multiplied by the number of ADS RSUs and (B) a cash payment equal to 25% of the aggregate value of such ADS RSUs valued at the ADS Pre-Distribution Stock Value.  The Loyalty Ventures RSU Replacement Awards shall be subject to the same terms and conditions (including vesting and payment schedules) as applicable to the corresponding ADS RSUs as of immediately prior to the Distribution Date and the cash payment pursuant to clause (B) above shall be paid by the ADS Group, subject to any applicable withholding, as soon as practicable following the Distribution Date by the ADS Group, and in no event more than thirty (30) days following the Distribution Date.

(b)            ADS Participants. Effective as of the Distribution Date, each ADS RSU that is outstanding immediately prior to the Distribution Date and held by an ADS Participant shall be adjusted to reflect the Distribution and become an Adjusted ADS RSU.  The number of shares of ADS Common Stock subject to such Adjusted ADS RSU shall be determined by the ADS Compensation Committee in a manner intended to preserve the value of such ADS RSU by multiplying the aggregate number of ADS RSUs in each grant by the ADS Pre-Distribution Stock Value divided by the ADS Post-Distribution Stock Value, with any fractional shares rounded up to the nearest whole number of shares and provided that in no case will such ADS RSUs result in a reduction of such ADS RSUs.  Each such Adjusted ADS RSU shall be subject to the same terms and conditions (including vesting and payment schedules) as applicable to the corresponding ADS RSU as of immediately prior to the Distribution Date.

Section 8.02.          PSUs.

(a)            Loyalty Ventures Participants. Effective as of the Distribution Date, each ADS PSU that is (i) outstanding immediately prior to the Distribution Date and (ii) held by a Loyalty Ventures Participant, shall be forfeited and, as soon as practicable following the Distribution Date, replaced with (A) a new award (the “Loyalty Ventures PSU Replacement Award”) with a grant date fair value (as determined by the Loyalty Ventures Compensation Committee) equal to 75% of the value of the ADS PSU based on the performance-based vesting conditions with respect to each such ADS PSU being deemed to have been achieved at target performance level, with (x) one half of such Loyalty Ventures PSU Replacement Award to be granted as a Loyalty Ventures RSU that has a grant date fair value (as determined by the Loyalty Ventures Compensation Committee) equal to 50% of the value of the Loyalty Ventures PSU Replacement Award, with the number of shares of Loyalty Ventures Common Stock relating to such Loyalty Ventures RSU to be determined by the Loyalty Ventures Compensation Committee, multiplying the ADS Pre-Distribution Stock Value by the number of ADS PSUs and divided by the Loyalty Ventures Stock Value, with any fractional shares rounded up to the nearest whole number of shares and (y) a long-term cash incentive award equal to 50% of the value of the Loyalty Ventures PSU Replacement Award to be determined by the Loyalty Ventures Compensation Committee, multiplying the ADS Pre-Distribution Stock Value by the number of ADS PSUs and (B) a cash payment equal to 25% of the aggregate value of such ADS PSUs valued at the ADS Pre-Distribution Stock Value; in the case of each ADS PSU, as of the Distribution Date the performance-based vesting conditions with respect to each such ADS PSU will be deemed to have been achieved at target performance level by the ADS Group. The Loyalty Ventures PSU Replacement Awards shall be subject to the same terms and conditions (including time vesting and payment schedules after taking into account deemed target performance) as applicable to the corresponding ADS PSU as of immediately prior to the Distribution Date and the cash payment pursuant to clause (B) above shall be paid by the ADS Group, subject to any applicable withholding, as soon as practicable following the Distribution Date, and in no event more than thirty (30) days following the Distribution Date.

(b)            ADS Participants. Effective as of the Distribution Date, each ADS PSU that is outstanding immediately prior to the Distribution Date and held by an ADS Participant shall be adjusted to reflect the Distribution and become an Adjusted ADS PSU. The number of shares of ADS Common Stock subject to such Adjusted ADS PSU shall be determined by the ADS Compensation Committee in a manner intended to preserve the value of such ADS PSU by multiplying the aggregate number of ADS PSUs in each grant by the ADS Pre-Distribution Stock Value divided by the ADS Post-Distribution Stock Value, with any fractional shares rounded up to the nearest whole number of shares. Each such Adjusted ADS PSU shall be subject to the same terms and conditions (including performance-based metrics, vesting and payment schedules) as applicable to the corresponding ADS PSU immediately prior to the Distribution Date, provided that, the performance-based metrics underlying each such Adjusted ADS PSU may be adjusted, as determined by the ADS Compensation Committee in its sole discretion, to reflect the Distribution.

Section 8.03.          Special LTIP RSU. Effective as of the Distribution Date, each ADS RSU that (i) is outstanding immediately prior to the Distribution Date, (ii) was granted less than one year prior to such date and (iii) held by a Loyalty Ventures Participant located in each jurisdiction set forth on Schedule 8.03 (each, a “Special LTIP RSU”), shall be forfeited and, as soon as practicable following the Distribution Date, replaced with (A) a long-term cash incentive award equal to 75% of the value of the Special LTIP RSU to be determined by the Loyalty Ventures Compensation Committee, multiplying the ADS Pre-Distribution Stock Value by the number of Special LTIP RSUs, that is subject to the same vesting and payment schedules as applicable to the corresponding Special LTIP RSU as of immediately prior to the Distribution Date and (B) a cash payment equal to 25% of the aggregate value of such Special LTIP RSUs valued at the ADS Pre-Distribution Stock Value that is paid by the ADS Group, subject to any applicable withholding, as soon as practicable following the Distribution Date and in no event more than thirty (30) days following the Distribution Date.

Section 8.04.          Special Achievement RSUs. Effective as of the Distribution Date, each ADS RSU identified as a Special Achievement RSU shall be forfeited in exchange for the right to receive an amount in cash equal to the value of the Special Achievement RSU (as determined by the ADS Compensation Committee), multiplying the ADS Pre-Distribution Stock Value by the number of Special Achievement RSUs, with such cash payment to be made by the ADS Group, subject to any applicable withholding as soon as practicable following the Distribution Date, and in no event more than thirty (30) days following the Distribution Date.

Section 8.05.          Miscellaneous Terms and Actions; Tax Reporting and Withholding.

(a)            Effective as of the Distribution Date, Loyalty Ventures shall adopt an equity incentive compensation plan for the benefit of eligible participants (the “Loyalty Ventures Equity Plan”). Prior to the Distribution Date, each of ADS and Loyalty Ventures shall take any actions necessary to give effect to the transactions contemplated by this Article 8, including, in the case of Loyalty Ventures, the reservation and application for listing of shares of Loyalty Ventures Common Stock as is necessary to effectuate the transactions contemplated by this Article 8. From and after the Distribution Date, (i) Loyalty Ventures shall retain the Loyalty Ventures Equity Plan, and all Liabilities thereunder shall constitute Loyalty Ventures Assumed Employee Liabilities, and (ii) ADS shall retain the ADS Equity Plan, and all Liabilities thereunder shall constitute ADS Retained Employee Liabilities. From and after the Distribution Date, all Adjusted ADS Awards, regardless of by whom held, shall be granted under and subject to the terms of the ADS Equity Plan and shall be settled by ADS, and all Loyalty Ventures Awards, regardless of by whom held, shall be granted under and subject to the terms of the Loyalty Ventures Equity Plan and shall be settled by Loyalty Ventures.

(b)            Unless otherwise required by applicable Law, (i) the applicable member of the Loyalty Ventures Group shall be responsible for all applicable income, payroll, employment and other similar tax withholding, remittance and reporting obligations in respect of Loyalty Ventures Participants relating to any Loyalty Ventures Awards and (ii) the applicable member of the ADS Group shall be responsible for all applicable income, payroll, employment and other similar tax withholding, remittance and reporting obligations in respect of ADS Participants relating to any Adjusted ADS Awards and any ADS RSUs in accordance with Section 8.01(a). For the avoidance of doubt, the Distribution shall not, in and of itself, be treated as a Change in Control (as defined in the ADS Equity Plan or the Loyalty Ventures Equity Plan, as applicable).

(c)            Loyalty Ventures shall prepare and file with the SEC a registration statement on an appropriate form with respect to the shares of Loyalty Ventures Common Stock subject to the Loyalty Ventures Awards pursuant to this Article 8 and shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable following the Distribution Date and to maintain the effectiveness of such registration statement covering such Loyalty Ventures Awards (and to maintain the current status of the prospectus contained therein) for so long as any Loyalty Ventures Awards remain outstanding.

(d)            Prior to the Distribution Date, each party shall take all such steps as may be required to cause any dispositions of ADS Common Stock (including Adjusted ADS Awards or any other derivative securities with respect to ADS Common Stock) or acquisitions of Loyalty Ventures Common Stock (including Loyalty Ventures Awards or any other derivative securities with respect to Loyalty Ventures Common Stock) resulting from the Distribution or the transactions contemplated by this Agreement or the Separation Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to ADS or who are or will become subject to such reporting requirements with respect to Loyalty Ventures to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.06.          Employee Stock Purchase Plan. Effective as of the Distribution Date (or, if applicable, the Delayed Transfer Date), each Loyalty Ventures Participant shall cease participation in the ADS ESPP.

Article 9
Personnel Records; Payroll and Tax Withholding

Section 9.01.          Personnel Records. To the extent permitted by applicable Law, each of the Loyalty Ventures Group and the ADS Group shall be permitted by the other to access and retain copies of such records, data and other personnel-related information in any form (“Personnel Records”) as may be necessary or appropriate to carry out their respective obligations under applicable Law, the Separation Agreement or any of the Ancillary Agreements, and for the purposes of administering their respective employee benefit plans and policies. All Personnel Records shall be accessed, retained, held, used, copied and transmitted in accordance with all applicable Laws, policies and agreements between the parties hereto.

Section 9.02.          Payroll; Tax Reporting and Withholding.

(a)            Subject to the obligations of the parties as set forth in the Transition Services Agreement, effective as of no later than the Distribution Date, (i) the members of the Loyalty Ventures Group shall be solely responsible for providing payroll services (including for any payroll period already in progress) to the Loyalty Ventures Employees and for any Liabilities with respect to garnishments of the salary and wages thereof and (ii) the members of the ADS Group shall be solely responsible for providing payroll services (including for any payroll period already in progress) to the ADS Employees and for any Liabilities with respect to garnishments of the salary and wages thereof.

(b)            To the extent consistent with the terms of the Tax Matters Agreement, the party that is responsible for making a payment hereunder shall be responsible for (i) making the appropriate withholdings, if any, attributable to such payments and (ii) preparing and filing all related required forms and returns with the appropriate Governmental Authority.

Article 10
Non-U.S. Employees and Employee Plans

Section 10.01.          Special Provisions for Employees and Employee Plans Outside of the United States.

(a)            From and after the date hereof, to the extent not addressed in this Agreement, the parties shall reasonably cooperate in good faith to effect the provisions of this Agreement with respect to employees and employee-, compensation- and benefits-related matters outside of the United States (including Employee Plans covering non-U.S. ADS Participants and Non-U.S. Loyalty Ventures Participants), which in all cases shall be consistent with the general approach and philosophy regarding the allocation of assets and Liabilities (as expressly set forth in the recitals to this Agreement).

(b)            Without limiting the generality of Section 3.03(a), to the extent required by applicable Law, Loyalty Ventures or a member of the Loyalty Ventures Group, as applicable, shall become a party to the applicable collective bargaining, works council, or similar arrangements with respect to Loyalty Ventures Employees or Loyalty Ventures Contractors located outside of the United States and shall comply with all obligations thereunder from and after the Distribution Date.

Article 11
General and Administrative

Section 11.01.          Sharing of Participant Information. To the maximum extent permitted under applicable Law, ADS and Loyalty Ventures shall share, and shall cause each member of its respective Group to reasonably cooperate with the other party hereto to (i) share, with each other and their respective agents and vendors all participant information reasonably necessary for the efficient and accurate administration of each of the ADS Plans and the Loyalty Ventures Plans, (ii) provide prompt written notification regarding the termination of employment or service of any Loyalty Ventures Participant or ADS Participant to the extent relevant to the administration of an ADS Plan or Loyalty Ventures Plan, but in no event later than 30 days following such termination of employment or service, (iii) facilitate the transactions and activities contemplated by this Agreement and (iv) resolve any and all employment-related claims regarding Loyalty Ventures Participants. Loyalty Ventures and its respective authorized agents shall, subject to applicable Laws, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the ADS Group, to the extent reasonably necessary for such administration. ADS Group members shall be entitled to retain copies of all Loyalty Ventures Books and Records relating to the subjects of this Agreement in the custody of the ADS Group, subject to the terms of the Separation Agreement and applicable Law.

Section 11.02.          Cooperation. Following the date of this Agreement, the parties shall, and shall cause their respective Subsidiaries to, cooperate in good faith with respect to any employee compensation or benefits matters that either party reasonably determines require the cooperation of the other party in order to accomplish the objectives of this Agreement (including, without limitation, relating to any audits by any Governmental Authorities).

Section 11.03.          Vendor Contracts. Prior to the Distribution Date, ADS and Loyalty Ventures will cooperate in good faith and use reasonable best efforts to (a) negotiate with the current third-party providers to separate and assign to the Loyalty Ventures Group or Loyalty Ventures Plan or the ADS Group or ADS Plan, as applicable, the applicable rights and obligations under each group insurance policy, health maintenance organization, administrative services contract, third-party administrator agreement, letter of understanding or arrangement that pertains to one or more ADS Plans or Loyalty Ventures Plans, respectively (each, a “Vendor Contract”), to the extent that such rights or obligations pertain to Loyalty Ventures Participants or ADS Participants, respectively, or, in the alternative, to negotiate with the current third-party providers to provide substantially similar services to a Loyalty Ventures Plan or ADS Plan, respectively, on substantially similar terms under separate contracts with a member of the Loyalty Ventures Group or the Loyalty Ventures Plans or ADS Group or the ADS Plans, respectively, as applicable and (b) to the extent permitted by the applicable third-party provider, obtain and maintain pricing discounts or other preferential terms under the applicable Vendor Contracts.

Section 11.04.          Data Privacy. Notwithstanding anything to the contrary herein, the Parties agree that any applicable data privacy laws and any other obligations of the ADS Group and the Loyalty Ventures Group to maintain the confidentiality of any employee information held by any member of the ADS Group or the Loyalty Ventures Group, as applicable, or any information held in connection with any Employee Plans in accordance with applicable Law will govern the disclosure of employee information between the Parties under this Agreement. Each of ADS and Loyalty Ventures will ensure that it has in place appropriate technical and organizational security measures to protect the personal data of the ADS Participants and Loyalty Ventures Participants, respectively.

Section 11.05.          Notices of Certain Events. Each of Loyalty Ventures and ADS shall promptly notify and provide copies to the other of: (a) written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any written notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the Separation Agreement; and (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Loyalty Ventures Group or the ADS Group, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement or the Separation Agreement; provided that the delivery of any notice pursuant to this Section 11.05 shall not affect the remedies available hereunder to the party receiving such notice.

Section 11.06.          No Third Party Beneficiaries. Notwithstanding anything to the contrary herein, nothing in this Agreement shall: (a) create any obligation on the part of any member of the Loyalty Ventures Group or any member of the ADS Group to retain the employment or services of any current or former employee, director, independent contractor or other service provider; (b) be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any future, present, or former employee or service provider of any member of the ADS Group or the Loyalty Ventures Group (or any beneficiary or dependent thereof) under this Agreement, the Separation Agreement, any ADS Plan or Loyalty Ventures Plan or otherwise; (c) preclude Loyalty Ventures or any Loyalty Ventures Group member (or, in each case, any successor thereto), at any time after the Distribution Date, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Loyalty Ventures Plan, any benefit under any Loyalty Ventures Plan or any trust, insurance policy, or funding vehicle related to any Loyalty Ventures Plan (in each case in accordance with the terms of the applicable arrangement); (d) other than as required to comply with the terms of the Transition Services Agreement, preclude ADS or any ADS Group member (or, in each case, any successor thereto), at any time after the Distribution Date, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any ADS Plan, any benefit under any ADS Plan or any trust, insurance policy, or funding vehicle related to any ADS Plan (in each case in accordance with the terms of the applicable arrangement); or (e) confer any rights or remedies (including any third-party beneficiary rights) on any current or former employee or service provider of any member of the ADS Group or the Loyalty Ventures Group or any beneficiary or dependent thereof or any other Person.

Section 11.07.          Fiduciary Matters. ADS and Loyalty Ventures each acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 11.08.          Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor or Governmental Authority), the parties shall cooperate in good faith and use reasonable best efforts to obtain such consent, and if such consent is not obtained, to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the parties shall negotiate in good faith to implement the provision in a mutually satisfactory manner. A party’s obligation to use its “reasonable best efforts” shall not require such party to take any action to the extent it would reasonably be expected to (i) jeopardize, or result in the loss or waiver of, any attorney-client or other legal privilege, (ii) contravene any applicable Law or fiduciary duty, (iii) result in the loss of protection of any Intellectual Property or other proprietary information or (iv) incur any non-routine or unreasonable cost or expense.

Section 11.09.          Sponsored Employees. The parties shall, and shall cause their respective Group members to, cooperate in good faith with each other and the applicable Governmental Authorities with respect to the process of obtaining work authorization for each Sponsored Employee to work with Loyalty Ventures or a Loyalty Ventures Group member, including but not limited to, petitioning the applicable Governmental Authorities for the transfer of each Sponsored Employee’s (as well as any spouse or dependent thereof, as applicable) visa or work permit, or the grant of a new visa or work permit, to any Loyalty Ventures Group member. Any costs or expenses incurred with the foregoing shall constitute Loyalty Ventures Assumed Employee Liabilities. In the event that it is not legally permissible for a Sponsored Employee to continue work with the Loyalty Ventures Group from and after the Distribution Date, the parties shall reasonably cooperate to provide for the services of such Sponsored Employee to be made available exclusively to the Loyalty Ventures Group under an employee secondment or similar arrangement, which any costs incurred by the ADS Group (including those relating to compensation and benefits in respect of such Sponsored Employee) shall constitute Loyalty Ventures Assumed Employee Liabilities.

Article 12
Non-Solicit and No-Hire

Section 12.01.          No-Hire/Non-Solicitation of Employees.

(a)            During the applicable Restricted Period, Loyalty Ventures shall not, and shall cause each member of the Loyalty Ventures Group not to, (i) solicit or induce, or attempt to solicit or induce, any ADS Employee to terminate his or her employment or service relationship with any member of the ADS Group or (ii) hire any ADS Employee who is or was employed by any member of the ADS Group at any time prior to the expiration of the applicable Restricted Period (other than, for the avoidance of doubt, a Loyalty Ventures Employee); provided that (A) the restrictions set forth in clause (i) of this Section 12.01(a) shall not prohibit any member of the Loyalty Ventures Group from placing public advertisements or conducting any other form of general solicitation that is not specifically targeted toward an ADS Employee (provided that nothing in this proviso shall permit the hiring of an ADS Employee who responds to any such public advertisement or general solicitation which would otherwise be restricted by clause (ii) of this Section 12.01(a), (B) the restrictions in clause (ii) of this Section 12.01(a) shall not apply to hiring (1) any ADS Employee who has ceased employment with the ADS Group for a period of at least (x) six months, in the case of such employees who are at the level of Senior Vice President or above, and (y) three months, in the case of such employees who are at the level of Vice President or (2) any ADS Employee whose employment was involuntarily terminated by a member of the ADS Group.

(b)            During the applicable Restricted Period, ADS shall not, and shall cause each member of the ADS Group not to, (i) solicit or induce, or attempt to solicit or induce, any Loyalty Ventures Employee to terminate his or her employment or service relationship with any member of the Loyalty Ventures Group or (ii) hire any Loyalty Ventures Employee who is or was employed by any member of the Loyalty Ventures Group at any time prior to the expiration of the applicable Restricted Period (other than, for the avoidance of doubt, any ADS Employee); provided that (A) the restrictions set forth in clause (i) of this Section 12.01(b) shall not prohibit any member of the ADS Group from placing public advertisements or conducting any other form of general solicitation that is not specifically targeted toward a Loyalty Ventures Employee (provided that nothing in this proviso shall permit the hiring of a Loyalty Ventures Employee who responds to any such public advertisement or general solicitation which would otherwise be restricted by clause (ii) of this Section 12.01(b), (B) the restrictions in clause (ii) of this Section 12.01(b) shall not apply to hiring (1) any Loyalty Ventures Employee who has ceased employment with the Loyalty Ventures Group for a period of at least (x) six months, in the case of such employees who are at the level of Senior Vice President or above, and (y) three months, in the case of such employees who are at the level of Vice President or (2) Loyalty Ventures Employee whose employment was involuntarily terminated by a member of the Loyalty Ventures Group.

(c)            The Parties acknowledge and agree that one or more exceptions may be made to the provisions of this Article 12 at the sole discretion, and with the written consent of, the General Counsel of ADS and Loyalty Ventures, as applicable. Any exception made shall not be used as a precedent to compel or allow any further exception(s).

Article 13
Miscellaneous

Section 13.01.      General. The provisions of Article 6 of the Separation Agreement (other than Section 6.06 as it relates to Third-Party Beneficiaries of the Separation Agreement) are hereby incorporated by reference into and deemed part of this Agreement and shall apply, mutatis mutandis, as if fully set forth in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

ALLIANCE DATA SYSTEMS CORPORATION

By:
Name:
Title:

LOYALTY VENTURES INC.

By:
Name:
Title:

[Signature Page to Employee Matters Agreement]